SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 6)(1)


                                  SYSTEMAX INC.
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)


                                   871851 10 1
                                 (CUSIP Number)


                                DECEMBER 31, 2001
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 871851 10 1                 13G                     Page 2 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard Leeds

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           8,498,524
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,010,212
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         8,498,524
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,010,212
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,508,736

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     30.81%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                     Page 3 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard Leeds

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           6,654,943
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,110,212
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         6,654,943
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,110,212
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,765,155

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     25.70%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                     Page 4 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bruce Leeds

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           6,654,941
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,110,212
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         6,654,941
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,110,212
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,765,153

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     25.70%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                     Page 5 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael Leeds

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                     Page 6 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Generations Partners, L.P.
     11-3296824
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,844,083
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,844,083
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,844,083

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.41%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                     Page 7 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul Leeds

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           231,327
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         231,327
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     231,327

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.67%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                     Page 8 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Carol Leeds

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           10,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         10,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.02%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                     Page 9 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Nancy Leeds Bunt

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           466,812
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,200
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         466,812
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,200
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     470,012

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.38%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 10 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michele Rosenberg

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,273,118
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,273,118
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,118

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.67%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 11 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Richard Leeds Irrevocable Trust
     13-7039966
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           438,557
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         438,557
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     438,557

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.28%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 12 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Robert Leeds Irrevocable Trust
     13-7045037
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           438,557
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         438,557
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     438,557

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.28%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 13 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Bruce Leeds Irrevocable Trust
     13-7039904
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           438,557
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         438,557
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     438,557

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.28%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 14 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The David Leeds Grantor Trust
     11-6386642
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           231,327
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         231,327
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     231,327

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.68%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 15 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The 1997 Richard Leeds Grantor Retained Annuity Trust
     13-7110411
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 16 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The 1997 Robert Leeds Grantor Retained Annuity Trust
     13-7110412
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 17 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The 1997 Bruce Leeds Grantor Retained Annuity Trust
     13-7110407
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 18 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The 1997 Richard Leeds Grantor Retained Annuity Trust II
     13-7113589
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           269,149
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         269,149
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     269,149

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.79%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 19 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The 1997 Robert Leeds Grantor Retained Annuity Trust II
     13-7113590
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           269,149
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         269,149
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     269,149

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.79%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 20 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The 1997 Bruce Leeds Grantor Retained Annuity Trust II
     13-7113588
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           269,149
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         269,149
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     269,149

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.79%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 21 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GML Partners, L.P.
     13-3983149
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           235,850
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         235,850
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     235,850

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.69%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 22 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Richard Leeds Family Irrevocable Trust
     13-7084941
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           50,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         50,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.15%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 23 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Robert Leeds Family Irrevocable Trust
     13-7083942
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           50,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         50,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.15%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1                 13G                    Page 24 of 32 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Bruce Leeds Family Irrevocable Trust
     13-7083943
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           50,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         50,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.15%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

     Systemax Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices:

     22 Harbor Park Drive
     Port Washington, NY 11050

Item 2(a).  Name of Person Filing:

     This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office, or if None, Residence:

     (1) For: Richard Leeds, Robert Leeds, Bruce Leeds, Generations Partners, L.P., The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust, The Bruce Leeds Irrevocable Trust, The 1997 Richard Leeds Grantor Retained Annuity Trust, The Robert Leeds Grantor Retained Annuity Trust, The 1997 Bruce Leeds Grantor Retained Annuity Trust, The 1997 Richard Leeds Grantor Retained Annuity Trust II, The Robert Leeds Grantor Retained Annuity Trust II, The 1997 Bruce Leeds Grantor Retained Annuity Trust II, The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust and The Bruce Leeds Family Irrevocable Trust:

               Systemax Inc.
               22 Harbor Park Drive
               Port Washington, NY 11050

     (2) For: Michele Rosenberg:

               Cornick Garber & Sandler LLP
               630 Third Avenue
               10th Floor
               New York, NY 10017

     (3) For: Michael Leeds and Carol Leeds:

               800 South Ocean Boulevard
               Boca Raton, FL 33432

     (4) For: Paul Leeds and The David Leeds Grantor Trust:

               6141 Hollows Lane
               Delray Beach, FL  33484

     (5) For: Nancy Leeds Bunt and GML Partners, L.P.:

               320 Central Park West
               Apt. 10A
               New York, NY  10025

Item 2(c).  Citizenship:

     Each of the persons filing this statement is a United States citizen, a limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d).  Title of Class of Securities:

     This statement relates to the Company's Common Stock, par value $.01 per share (the "Common Stock").

Item 2(e).  CUSIP Number:

     871851 10 1

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     Not applicable.

Item 4(a), (b) and (c).  Ownership.

     Richard Leeds is the beneficial owner of 10,508,736 shares of Common Stock of the Company, representing 30.81% of the total number of shares outstanding as of December 31, 2001. Richard Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 8,498,524 of such shares (including 1,844,083 shares owned by Generations Partners, L.P., a limited partnership of which Richard Leeds is the general partner) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 1,515,412 of such shares as co-trustee for trusts for the benefit of his brothers children and 494,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

     Robert Leeds is the beneficial owner of 8,765,155 shares of Common Stock of the Company, representing 25.70% of the total number of shares outstanding as of December 31, 2001. Robert Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,654,943 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 1,615,412 of such shares as co-trustee for trusts for the benefit of his brothers children and 494,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

     Bruce Leeds is the beneficial owner of 8,765,153 shares of Common Stock of the Company, representing 25.70% of the total number of shares outstanding as of December 31, 2001. Bruce Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,654,941 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 1,615,412 of such shares as co-trustee for trusts for the benefit of his brothers children and 494,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

     Michael Leeds is not the beneficial owner of any shares of Common Stock of the Company as of December 31, 2001.

     Generations Partners, L.P. is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,844,083 shares of Common Stock of the Company, representing 5.41% of the total number of shares outstanding as of December 31, 2001.

     Paul Leeds is the beneficial owner and has sole power to vote or to direct the vote and to dispose or direct the disposition of 231,327 shares owned by The David Leeds Grantor Trust, for which Paul Leeds acts as trustee, representing 0.67% of the total number of shares outstanding as of December 31, 2001.

     Carol Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or to direct the disposition, of 10,000 shares of Common Stock of the Company, representing 0.02% of the total number of shares outstanding as of December 31, 2001.

     Nancy Leeds Bunt is the beneficial owner of 470,012 shares of Common Stock of the Company, representing 1.38% of the total number of shares outstanding as of December 31, 2001. Nancy Leeds Bunt has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 466,812 of such shares (including 235,850 shares owned by GML Partners, L.P., a limited partnership of which Nancy Leeds Bunt is the general partner, and 1,000 shares as custodian for Jake Edward Bunt, and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,200 of such shares, all of which are held in her name in retirement and other accounts.

     Michele Rosenberg is the beneficial owner of 2,275,118 shares of Common Stock of the Company, representing 6.67% of the total number of shares outstanding as of December 31, 2001. Ms. Rosenberg has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 2,273,118 of such shares as co-trustee for trusts for the benefit of the children of Richard Leeds, Robert Leeds and Bruce Leeds.

     Each of The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust and The Bruce Leeds Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 438,557 shares of Common Stock of the Company, representing 1.28% of the total number of shares outstanding as of December 31, 2001.

     The David Leeds Grantor Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 231,327 shares of Common Stock of the Company, representing 0.68% of the total number of shares outstanding as of December 31, 2001.

     The 1997 Richard Leeds Grantor Retained Annuity Trust, 1997 Robert Leeds Grantor Retained Annuity Trust and 1997 Bruce Leeds Grantor Retained Annuity Trust are not the beneficial owners of any shares of Common Stock of the Company.

     Each of The 1997 Richard Leeds Grantor Retained Annuity Trust II, The 1997 Robert Leeds Grantor Retained Annuity Trust II and The 1997 Bruce Leeds Grantor Retained Annuity Trust II is the beneficial owner, and has sole power to dispose or direct the disposition, of 269,147 shares of Common Stock of the Company representing 0.79% of the total number of shares outstanding as of December 31, 2001.

     GML Partners, L.P. is the beneficial owner, and has the sole power to vote or to direct the vote and to dispose or to direct the disposition, of 235,850 shares of Common Stock of the Company representing 0.69% of the total number of outstanding shares as of December 31, 2001.

     Each of The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust and The Bruce Leeds Family Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 50,000 shares of Common Stock of the Company, representing 0.15% of the total number of shares outstanding as of December 31, 2001.

     The Company and each of the persons listed above (each, "Holder") have entered into a stockholders agreement which contains, among other things, certain restrictions with respect to the transferability of certain shares of Common Stock held by the Holders, certain provisions regarding the election of directors, certain registration rights granted by the Company with respect to certain shares held by the Holders and certain provisions which may require a Holder to transfer stock in certain circumstances.

Item 5.  Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 4 above.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certifications.

     Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2002

                                        /s/ Richard Leeds
                                        ----------------------------------------
                                        Richard Leeds

                                        /s/ Richard Leeds
                                        ----------------------------------------
                                        Robert Leeds

                                        /s/ Bruce Leeds
                                        ----------------------------------------
                                        Bruce Leeds

                                        /s/ Michael Leeds
                                        ----------------------------------------
                                        Michael Leeds

                                        /s/ Paul Leeds
                                        ----------------------------------------
                                        Paul Leeds

                                        /s/ Carol Leeds
                                        ----------------------------------------
                                        Carol Leeds

                                        /s/ Nancy Leeds Bunt
                                        ----------------------------------------
                                        Nancy Leeds Bunt

                                        /s/ Michele Rosenberg
                                        ----------------------------------------
                                        Michele Rosenberg


                                        GENERATIONS PARTNERS, L.P.


                                        By: /s/ Richard Leeds
                                            ------------------------------------
                                            Richard Leeds, General Partner


                                        THE RICHARD LEEDS IRREVOCABLE TRUST


                                        By: /s/ Bruce Leeds
                                            ------------------------------------
                                            Bruce Leeds, as Trustee


                                        By: /s/ Robert Leeds
                                            ------------------------------------
                                            Robert Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee


                                        THE ROBERT LEEDS IRREVOCABLE TRUST


                                        By: /s/ Bruce Leeds
                                            ------------------------------------
                                            Bruce Leeds, as Trustee


                                        By: /s/ Richard Leeds
                                            ------------------------------------
                                            Richard Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee


                                        THE BRUCE LEEDS IRREVOCABLE TRUST


                                        By: /s/ Robert Leeds
                                            ------------------------------------
                                            Robert Leeds, as Trustee


                                        By: /s/ Richard Leeds
                                            ------------------------------------
                                            Richard Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee


                                        THE DAVID LEEDS GRANTOR TRUST


                                        By: /s/ Paul Leeds
                                            ------------------------------------
                                            Paul Leeds, as Trustee


                                        THE 1997 RICHARD LEEDS GRANTOR RETAINED
                                          ANNUITY TRUST


                                        By: /s/ Bruce Leeds
                                            ------------------------------------
                                            Bruce Leeds, as Trustee


                                        By: /s/ Robert Leeds
                                            ------------------------------------
                                            Robert Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee


                                        THE 1997 ROBERT LEEDS GRANTOR RETAINED
                                          ANNUITY TRUST


                                        By: /s/ Richard Leeds
                                            ------------------------------------
                                            Richard Leeds, as Trustee


                                        By: /s/ Bruce Leeds
                                            ------------------------------------
                                            Bruce Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee


                                        THE 1997 BRUCE LEEDS GRANTOR RETAINED
                                          ANNUITY TRUST


                                        By: /s/ Richard Leeds
                                            ------------------------------------
                                            Richard Leeds, as Trustee


                                        By: /s/ Robert Leeds
                                            ------------------------------------
                                            Robert Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee


                                        THE 1997 RICHARD LEEDS GRANTOR RETAINED
                                          ANNUITY TRUST II


                                        By: /s/ Bruce Leeds
                                            ------------------------------------
                                            Bruce Leeds, as Trustee


                                        By: /s/ Robert Leeds
                                            ------------------------------------
                                            Robert Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee


                                        THE 1997 RICHARD LEEDS GRANTOR RETAINED
                                          ANNUITY TRUST


                                        By: /s/ Bruce Leeds
                                            ------------------------------------
                                            Bruce Leeds, as Trustee


                                        By: /s/ Robert Leeds
                                            ------------------------------------
                                            Robert Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee


                                        GML PARTNERS, L.P.


                                        By: /s/ Nancy Leeds Bunt
                                            ------------------------------------
                                            Nancy Leeds Bunt, General Partner


                                        THE RICHARD LEEDS FAMILY IRREVOCABLE
                                        TRUST


                                        By: /s/ Robert Leeds
                                            ------------------------------------
                                            Robert Leeds, as Trustee


                                        By: /s/ Bruce Leeds
                                            ------------------------------------
                                            Bruce Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee


                                        THE ROBERT LEEDS FAMILY IRREVOCABLE
                                        TRUST


                                        By: /s/ Richard Leeds
                                            ------------------------------------
                                            Richard Leeds, as Trustee


                                        By: /s/ Bruce Leeds
                                            ------------------------------------
                                            Bruce Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee


                                        THE BRUCE LEEDS FAMILY IRREVOCABLE
                                        TRUST


                                        By: /s/ Richard Leeds
                                            ------------------------------------
                                            Richard Leeds, as Trustee


                                        By: /s/ Robert Leeds
                                            ------------------------------------
                                            Robert Leeds, as Trustee


                                        By: /s/ Michele Rosenberg
                                            ------------------------------------
                                            Michele Rosenberg, as Trustee